            FINANCIAL NEWS

Cirrus Logic Announces CFO Transition

AUSTIN, Texas – May 16, 2024 – Cirrus Logic, Inc. (Nasdaq: CRUS) today announced the resignation of its Chief Financial Officer (CFO), Venk Nathamuni, effective May 24, 2024, to pursue an opportunity outside the semiconductor industry. To facilitate a seamless transition while a search is conducted for a new CFO, the Company’s Board of Directors has appointed Ulf Habermann, Principal Accounting Officer, as interim CFO effective upon Mr. Nathamuni’s departure. During Mr. Habermann's 22-year career at Cirrus Logic, he has held various roles in the finance organization, including Controller, Treasurer, and Vice President of Finance. Mr. Habermann will continue to serve as Principal Accounting Officer.

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture.

Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Media Contact:
Julia Betts
Director, Communications & Employee Experience
Cirrus Logic, Inc.
(512) 851-4174
julia.betts@cirrus.com